Exhibit 99.1

Company Contacts:	Investor Relations:

Cameron Way	Scott Liolios or Matt Glover
Chief Financial Officer	Liolios Group, Inc.
Tel 206-373-9034	Tel 949-574-3860
cway@onvia.com	info@liolios.com

Onvia Reports Strong Second Quarter 2009 Results

Revenue Up 21% Year-Over-Year to $6.2 Million, Driving EBITDA of $285,000; Annual Contract

Value Up 19% Year-Over-Year to $21.7 Million

SEATTLE, WA — August 6, 2009 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive sales intelligence, reported financial results for the second quarter ended June 30, 2009.

Q2 2009 Highlights

•	Revenue totaled $6.2 million, up 21% vs. Q2 2008

•	Gross margin increased 2% to 80% vs. Q2 2008

•	EBITDA of $285,000 or $0.03 per share – first positive EBITDA in several quarters

•	Fifth consecutive quarter of Annual Contract Value growth, up 19% to $21.7 million vs. Q2 2008

•	Annual Contract Value per Client increased 15% vs. Q2 2008

•	Cash, cash equivalents and short-term investments increased $375,000 from the previous quarter to $13.8 million

Q2 2009 Operational Performance Summary

Client Metrics (as defined below)	Q2 09	Q1 09	r%	Q2 09	Q2 08	r%
Annual Contract Value (ACV) (in millions)	$21.7	$20.9	4%	$21.7	$18.2	19%
Total Clients	8,500	8,500	0%	8,500	8,100	5%
High Value Clients	8,000	8,000	0%	8,000	7,500	7%
Annual Contract Value per Client (ACVC)	$2,567	$2,448	5%	$2,567	$2,242	15%
Quarterly Contract Value per Client (QCVC)	$2,806	$2,647	6%	$2,806	$2,393	17%

Q2 2009 Financial Results

Revenue for the second quarter of 2009 was $6.2 million, an increase of 6% from $5.9 million in the previous quarter and an increase of 21% from $5.1 million in the same year-ago period.

The improvement in revenue was due primarily to the continued growth in Annual Contract Value (ACV). ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV grew 4% to $21.7 million from $20.9 million in the previous quarter, and increased 19% from $18.2 million in same year ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)” below).

A significant driver of ACV is Annual Contract Value per Client (ACVC), which grew 5% from the previous quarter and 15% from the same year-ago period to an average of $2,567 per client. ACVC improved in the second quarter, in part by targeting higher value clients and emphasizing higher value database products. Of the 8,500 total clients in the second quarter, approximately 57% subscribed to the higher value database products, an increase of 10% from 47% in the same year-ago period.

At the end of the quarter, the company’s total client base was unchanged from the previous quarter at 8,500 and up 5% from 8,100 in the same year ago quarter. Of the 8,500 total clients in the second quarter, approximately 8,000 of these were categorized as high value clients (i.e., excludes subscribers to the company’s entry level Metropolitan notification product). This remained unchanged from the previous quarter, and represented an increase of 7% from approximately 7,500 in the same period a year ago.

Operating expenses in the quarter totaled $5.2 million, a decrease of 2% from $5.3 million in the previous quarter and a decrease of 3% from $5.4 million in the same year ago quarter. Sales and marketing expense increased as a result of the company’s planned investment in sales personnel offset by lower technology and development expense. Outsourced development projects resulted in reduced internal, non-capitalizable headcount costs.

For the second quarter of 2009, net loss totaled $197,000 or $(0.02) per share, an improvement from a net loss of $631,000 or $(0.08) per share in the previous quarter and a net loss of $1.3 million or $(0.15) per share in the second quarter of 2008. The net loss in the second quarter of 2008 included interest income of $136,000 as compared to $8,000 in the current quarter.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter was $285,000 or $0.03 per basic and diluted share, an improvement from a loss of $124,000 or $(0.02) per basic and diluted share in the previous quarter and a loss of $785,000 or $(0.10) per basic and diluted share in the same year-ago period (see discussion about the presentation of EBITDA, a non-GAAP term, below).

Quarter-end cash, cash equivalents and short-term investments totaled $13.8 million, an improvement from $13.5 million at March 31, 2009.

Management Commentary

“Our accelerated revenue growth and first positive EBITDA in several quarters are strong signs of our path to profitability,” said Mike Pickett, Onvia’s chairman and CEO. “Our client count was unchanged from the previous quarter, however, since new client acquisition is seasonally slower during the summer months.

“Subsequent to the quarter’s end, we began enrolling clients into our new database platform, which is designed to serve as the foundation for product development and growth for the years ahead. We anticipate the rollout of the database platform and our new content management system will be completed over the next few months.

“Our Recovery.org website was launched in March 2009 to provide visibility into how federal funds distributed under the American Recovery and Reinvestment Act are flowing into local communities. As of the end of July, Recovery.org was tracking more than 22,600 projects and an aggregate of $73 billion in government stimulus spending, which has virtually doubled from the numbers we reported at the beginning of May. Recovery.org has attracted the attention of major business media, like CNN, BusinessWeek, Bloomberg and USA Today, which have recognized Onvia as the authoritative source on the subject in recent articles, as well interviews by Fox News and NPR. This coverage has helped the site continue to be a valuable marketing tool for Onvia.”

Conference Call

Onvia will hold a conference call later today (August 6, 2009) to discuss these second quarter 2009 financial results. CEO Mike Pickett and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, August 6, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-894-5910

International: 1-785-424-1052

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 6, 2009:

Toll-free replay number: 1-800-688-9445

International replay number: 1-402-220-1371

(No passcode required)

Use of Non-GAAP Financial Information

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define EBITDA differently. The company presents EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of EBITDA to GAAP net loss for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	June 30,	March 31,	June 30,
	2009	2009	2008
GAAP net loss	$(197)	$(631)	$(1,252)

Reconciling items from GAAP to EBITDA (loss)
Interest income, net	(8)	(2)	(136)
Taxes	—	—	—
Depreciation	388	394	391
Amortization of stock-based compensation	102	115	212

EBITDA (loss)	$285	$(124)	$(785)

EBITDA (loss) per common share:
Basic and diluted	$0.03	$(0.02)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	8,262	8,248	8,230

About Onvia, Inc.

Onvia helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,500 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For more information about Onvia, go to www.onvia.com.

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value, or ACV, which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the growth in the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content reseller licenses, management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACV, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only.

Forward-Looking Statements

This release may contain, in addition to historical information, forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in sales and marketing, technology infrastructure, and content collection and sourcing fail to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; client adoption of new and higher valued products is slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in the company’s 2008 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

Onvia, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,189	$13,043
Short-term investments, available-for-sale	2,653	—
Accounts receivable, net of allowance for doubtful accounts of $82 and $32	995	1,645
Prepaid expenses and other assets, current portion	688	785
Security deposits, current portion	135	135

Total current assets	15,660	15,608

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $3,137 and $2,782	1,442	1,710
Reimbursable tenant improvements	147	147
Security deposits, net of current portion	269	404
Internal use software, net of accumulated amortization of $2,160 and $1,752	5,709	4,447
Prepaid expenses and other assets, net of current portion	10	7

Total long term assets	7,577	6,715

TOTAL ASSETS	$23,237	$22,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$989	$853
Accrued expenses	1,137	1,491
Obligations under capital leases, current portion	24	82
Unearned revenue, current portion	10,802	8,979
Deferred rent, current portion	74	61

Total current liabilities	13,026	11,466

LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	—	6
Unearned revenue, net of current portion	98	139
Deferred rent, net of current portion	877	919

Total long term liabilities	975	1,064

TOTAL LIABILITIES	14,001	12,530

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—

Common stock; $.0001 par value: 11,000,000 shares authorized; 8,267,954 and 8,243,746 shares issued; and 8,267,928 and 8,235,665 outstanding	1	1
Treasury stock, at cost: 26 and 8,081 shares	—	(40)
Additional paid in capital	352,359	352,127
Accumulated deficit	(343,124)	(342,295)

Total stockholders’ equity	9,236	9,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,237	$22,323

Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended June 30, 2009 and June 30, 2008

(unaudited)

	Three Months Ended June 30,
	2009	2008
	(In thousands, except per share data)
Revenue
Subscription	$5,408	$4,359
Content license	550	568
Management information reports	194	94
Other	64	97

Total revenue	6,216	5,118

Cost of revenue	1,228	1,125

Gross margin	4,988	3,993

Operating expenses:
Sales and marketing	3,237	3,062
Technology and development	664	980
General and administrative	1,292	1,339

Total operating expenses	5,193	5,381

Loss from operations	(205)	(1,388)
Interest and other income, net	8	136

Net loss	$(197)	$(1,252)

Basic and diluted net loss per common share	$(0.02)	$(0.15)

Basic and diluted weighted average shares outstanding	8,262	8,230

Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three and Six Months Ended June 30, 2009 and June 30, 2008

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(197)	$(1,252)	$(828)	$(1,696)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	388	391	782	702
Loss on abandoned assets	—	97	—	97
Stock-based compensation	102	212	217	428
Change in operating assets and liabilities:
Accounts receivable	105	(72)	650	241
Prepaid expenses and other assets	(129)	151	120	(87)
Accounts payable	66	(287)	(146)	(1,062)
Accrued expenses	(249)	17	(362)	(138)
Unearned revenue	839	(28)	1,782	(581)
Deferred rent	(16)	210	(29)	413

Net cash provided by / (used in) operating activities	909	(561)	2,186	(1,683)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(74)	(419)	(101)	(1,267)
Proceeds from sales of property and equipment	—	—	—	3
Additions to internal use software	(465)	(913)	(1,395)	(1,494)
Purchases of investments	(2,653)	—	(2,653)	—
Return of security deposits	—	—	135	3,500
Reimbursable tenant improvements	—	360	—	2,415

Net cash (used in) / provided by investing activities	(3,192)	(972)	(4,014)	3,157

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(33)	(28)	(64)	(55)

Proceeds from exercise of stock options and purchases under employee stock purchase plan	38	84	38	94

Net cash provided / (used in) financing activities	5	56	(26)	39

Net (decrease) / increase in cash and cash equivalents	(2,278)	(1,477)	(1,854)	1,513

Cash and cash equivalents, beginning of period	13,467	17,291	13,043	14,301

Cash and cash equivalents, end of period	$11,189	$15,814	$11,189	$15,814

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of treasury stock for 401K matching contribution	—	(69)	(44)	(69)
Property and equipment additions in accounts payable	8		8
Internal use software additions in accounts payable	274		274